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                                  EXHIBIT 99.1
                                  PRESS RELEASE


                       PEREGRINE PHARMACEUTICALS RECEIVES
                             OVER $4 MILLION IN CASH
             OVER $1.8 MILLION RAISED FROM INSTITUTIONAL INVESTORS;
           ADDITIONAL $2.2 MILLION RECEIVED FROM EXERCISE OF WARRANTS

TUSTIN, CA - JUNE 27, 2003 - Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM) announced today that it has received over $4 million in cash proceeds from a private placement with institutional investors and the exercise of outstanding warrants. These proceeds will help fund operations including the continued development of the company's Vascular Targeting Agent (VTA) clinical candidate.

Peregrine believes it has sufficient cash on hand to fund its operations through at least the third quarter of its 2004 fiscal year excluding any revenues to be generated from Avid Bioservices, Inc., the company's wholly owned biologics manufacturing subsidiary. Additional funds are anticipated from signed contracts and pending proposals at Avid and from potential strategic initiatives set forth in the company's Form 10-Q filing for the quarter ended January 31, 2003.

The company raised gross proceeds of approximately $1.8 million with seven institutional investors. Under the financing terms, the company issued approximately 1.6 million shares of common stock at a purchase per share price equal to an approximate 10% discount to the trailing three-day average closing price of the company's common stock ended June 25, 2003, the date prior to the closing date. The company also granted the investors a six-month option to purchase additional shares of common stock from the company under the same terms as this offering.

The shares were sold pursuant to a shelf registration previously filed with the Securities and Exchange Commission. In connection with this offering, the company paid a cash fee to Olympus Securities, LLC equal to five percent of the gross proceeds received from the sale of shares.

The company also received approximately $2.2 million from the exercise of existing outstanding warrants issued in August 2002 for approximately 3.01 million shares of common stock.

"We continue to make progress on moving our strategic initiatives forward. The receipt of these funds will allow us to continue executing our business plan," said Steven King, president and CEO of Peregrine. "We continue to be encouraged by the high degree of interest being shown in our Cotara(TM), Vasopermeation Enhancing Agent (VEA) and Vascular Targeting Agent (VTA) technology platforms and the potential for partnering those technologies. We are continuing to move our own VTA and VEA candidates toward clinical trials, and we are pleased with the progress of Avid Bioservices. We anticipate continued growth of that business."

ABOUT PEREGRINE PHARMACEUTICALS
Peregrine Pharmaceuticals is a biopharmaceutical company focused on the development, commercialization and licensing of unique technologies for the treatment of cancer, primarily based on three collateral targeting technologies. Peregrine's Tumor Necrosis Therapy (TNT), Vasopermeation Enhancement Agents
(VEA), and Vascular Targeting Agents (VTA) technologies target cell structures and cell types that are common among solid tumor cancers, giving them broad applicability across various tumor types. The company has received approval from the FDA to start a Cotara(TM) Phase III clinical trial for brain cancer. Cotara is also being studied in a Phase I trial for colorectal, pancreas, soft tissue sarcoma and biliary cancers at Stanford University. The company is focused on licensing collaborations for all of its technologies under development. The company's Oncolym(R) technology to treat non-Hodgkin's B-cell lymphoma in Phase I/II of development is available for licensing. The company operates a cGMP contract manufacturing facility for monoclonal antibodies and recombinant proteins through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com). Copies of Peregrine press releases, SEC filings, current price quotes and other valuable information for investors may be found on the website www.peregrineinc.com.


SAFE HARBOR STATEMENT: THIS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL EVENTS OR RESULTS MAY DIFFER FROM THE COMPANY'S EXPECTATIONS AS A RESULT OF RISK FACTORS DISCUSSED IN PEREGRINE'S REPORTS ON FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED APRIL 30, 2002 AND ON FORM 10-Q FOR THE QUARTER ENDED JANUARY 31, 2003.